UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CEDAR REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Update on Transaction Litigation

As previously reported, on March 2, 2022 Cedar Realty Trust, Inc. (the “Company” or “Cedar”) entered into definitive agreements for the sale of certain of the Company’s assets (the “Grocery-Anchored Portfolio Sale”) and the subsequent merger of the Company (the “Company Merger”) with a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc. (“Wheeler”).

On April 8, 2022, several purported holders of the Company’s outstanding preferred stock filed a putative class action complaint against the Company, the Board of Directors of the Company (the “Board”), and Wheeler in Montgomery County Circuit Court, Maryland, entitled Sydney, et al. v. Cedar Realty Trust, Inc., et al., Case No. C-15-CV-22-00152. On May 6, 2022, plaintiffs in the Sydney action filed an amended complaint. The amended complaint alleges on behalf of a putative class of holders of the Company’s preferred stock, among other things, against the Company and the Board, claims for breach of contract with respect to the articles supplementary governing the terms of the Company’s preferred stock and breach of fiduciary duty, and, against Wheeler, tortious interference and aiding and abetting breach of fiduciary duty. The Sydney amended complaint seeks, among other things, (i) a declaration that holders of the Company’s preferred stock are entitled to exercise either their liquidation rights or conversion rights as set forth in the articles supplementary, (ii) compensatory damages, (iii) an injunction enjoining the distribution to the Company’s common shareholders of the proceeds of the Grocery-Anchored Portfolio Sale, and (iv) an injunction enjoining the Company Merger. On May 6, 2022, the plaintiffs in Sydney filed a motion for a preliminary injunction to temporarily enjoin, until the final resolution of the litigation (i) the distribution of the gross proceeds from the Grocery-Anchored Portfolio Sale to the common stockholders, (ii) the closing of the Company Merger, and (iii) the imposition of a constructive trust over the gross proceeds from both the Grocery-Anchored Portfolio Sale and the Company Merger. On May 11, 2022, Cedar, the Board and Wheeler removed the Sydney action to the United States District Court for the District of Maryland, Case No. 8:22-cv-01142-GLR. On May 16, 2022, the court ordered that a hearing on the Sydney plaintiffs’ motion for preliminary injunction will be held on June 22, 2022. As part of the litigation, Cedar has stipulated that no proceeds of the Grocery-Anchored Portfolio Sale will be distributed to the common stockholders and that the Company Merger will not occur until after the close of business on June 24, 2022.

The Company believes that the allegations asserted against the Company and other defendants in the lawsuit described above are without merit and intends to vigorously defend against the claims and against plaintiffs’ motion for a preliminary injunction. If the court were to nonetheless grant a preliminary injunction temporarily enjoining the Company’s distribution, in whole or in part, of proceeds from the Grocery-Anchored Portfolio Sale to common stockholders and/or consummation of the Company Merger, this is likely to materially adversely affect the ability of the Company to realize the anticipated benefits from the asset-sale and merger transactions, including:

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Risk of Termination of Merger Agreement. Pursuant to the terms of the merger agreement with Wheeler, the parties each have the right to terminate the agreement if the Company Merger is not consummated by August 30, 2022. Accordingly, any delay caused by the court’s granting of a preliminary injunction may result in the termination of the merger agreement, in which case the Company’s common stockholders will not receive the merger consideration specified in the merger agreement. In that event, the Company would pursue and consider other transactions and strategies to maximize shareholder value but there is no guarantee that a similarly favorable transaction, or any comparable transaction, will be identified and successfully executed in the near term or at all.

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Risk of Significant Delay Pending Resolution of Legal Proceedings. A preliminary injunction, if granted by the court, could remain in place for the duration of the period necessary to resolve all of the various claims and allegations made by plaintiffs, which could include a full trial on the merits. This could result in a significant delay in fully consummating the anticipated transactions and/or distributing proceeds to common stockholders, which delay could be months or even years.

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Risk of Reduced Distribution to Stockholders. If a court ultimately determines that the Company’s common stockholders are not entitled to a distribution of transaction proceeds, in whole or in part, unless the Company’s preferred stockholders are contemporaneously redeemed or converted, then the aggregate amount of transaction proceeds ultimately available for distribution to common stockholders may be materially less than $29.00 per share.

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Risks related to required REIT distributions. An injunction on the Company’s ability to distribute proceeds from the Grocery-Anchored Portfolio Sale to common shareholders could cause the Company to violate the REIT qualification rules, which among other things, require that gains from sales of assets be distributed to common shareholders no later than the same year in which the sale occurred. A failure to timely distribute proceeds would result in imposition of corporate level tax, excise taxes and other penalties that would be significantly value-destructive for the Company and all its stakeholders.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.

In connection with the proposed transactions, Cedar has filed with the SEC a definitive proxy statement on Schedule 14A. Investors and stockholders of Cedar are urged to read the proxy statement (including any amendments and supplements thereto) relating to the proposed transactions carefully when they become available. Stockholders will be able to obtain free copies of the proxy statement and other documents containing important information about Cedar once these documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov or free of charge from Cedar by directing a request to Investor Relations at (516) 944-4561.

Participants in the Solicitation

Cedar and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Cedar’s stockholders in connection with the proposed transactions. Information about the directors and executive officers of Cedar is set forth in its proxy statement for its 2021 annual meeting of stockholders on Schedule 14A filed with the SEC on April 30, 2021, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 11, 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

The information included herein, together with other statements and information publicly disseminated by Cedar, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Cedar intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “estimates”, “projects”, “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import, or the negative thereof. Factors that could cause actual results, performance or achievements to differ materially from current expectations include, but are not limited to: (i) the proposed transactions may not be completed in a timely manner or at all, including the risk that any required approvals, including the approval of the Company’s stockholders, are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Company or the expected benefits of the proposed transactions; (ii) the possibility that any or all of the various conditions to the consummation of the transactions may not be satisfied or waived; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of one or more of the definitive transaction agreements, including in circumstances which would require the Company to pay a termination fee or other expenses; (iv) the risk that the pending shareholder litigation in connection with the transactions, or additional lawsuits that may be filed in the future in connection with the transactions, may result in significant costs of defense, indemnification and liability; (v) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including: (a) the effectiveness or lack of effectiveness of governmental relief in providing assistance to large and small businesses, particularly including our retail tenants and other retailers, that have suffered significant declines in revenues as a result of mandatory business shut-downs, “shelter-in-place” or “stay-at-home” orders and social distancing practices, as well as individuals adversely impacted by the COVID-19 pandemic, (b) the duration of any such orders or other formal recommendations for social distancing and the speed and extent to which revenues of our retail tenants recover following the lifting of any such orders or recommendations, (c) the potential impact of any such events on the obligations of the Company’s tenants to make rent and other payments or honor other commitments under existing leases, (d) the potential adverse impact on returns from redevelopment projects, (e) to the extent we were seeking to sell properties in the near term, significantly greater uncertainty regarding our ability to do so at attractive prices, and (f) the broader impact of the severe economic contraction and increase in unemployment that has occurred in the short term and negative consequences that will occur if these trends are not quickly reversed; (vi) the ability and willingness of the Company’s tenants and other third parties to satisfy their obligations under their respective contractual arrangements with the Company; (vii) the loss or bankruptcy of the Company’s tenants, particularly in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic; (viii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms in the event of nonrenewal or in the event the Company exercises its right to replace an existing tenant, and obligations the Company may incur in connection with the replacement of an existing tenant, particularly, in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic, and the significant uncertainty as to when and the conditions under which potential tenants will be able to operate physical retail locations in future; (ix) macroeconomic conditions, such as a disruption of or lack of access to capital markets and the adverse impact of the recent significant decline in the Company’s share price from prices prior to the spread of the COVID-19 pandemic; (x) financing risks, such as the Company’s inability to obtain new financing or refinancing on favorable terms as the result of market volatility or instability; (xi) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (xii) the impact of the Company’s leverage on operating performance; (xiii) risks related to the market for retail space generally, including reductions in consumer spending, variability in retailer demand for leased space, adverse impact of e-commerce, ongoing consolidation in the retail sector and changes in economic conditions and consumer confidence; (xiv) risks endemic to real estate and the real estate industry generally; (xv) competitive risks; (xvi) risks related to the geographic concentration of the Company’s properties in the Washington, D.C. to Boston corridor; (xvii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xviii) the inability of the Company to realize anticipated returns from its redevelopment activities; (xix) uninsured losses; (xx) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; and (xxi) information technology security breaches. For further discussion of factors that could materially affect the outcome of forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other documents that the Company files with the SEC from time to time.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All of the above factors are difficult to predict, contain uncertainties that may materially affect the Company’s actual results and may be beyond the Company’s control. New factors emerge from time to time, and it is not possible for the Company’s management to predict all such factors or to assess the effects of each factor on the Company’s business. Accordingly, there can be no assurance that the Company’s current expectations will be realized.